June 24, 2005

By U.S. Mail and Facsimile [ (972) 888 - 7583 ]

Mr. John A. Beckert,
  Chief Executive Officer and President
CLUBCORP, INC.
3030 LBJ Freeway, Suite 600
Dallas, Texas  75234

	Re:	ClubCorp, Inc.
Form 10-K for the fiscal year ended December 28, 2004
		File No. 33-89818

Dear Mr. Beckert:

	We have completed our review of your Form 10-K and have no further comments at this time.

								Sincerely,



								David R. Humphrey
								Accounting Branch Chief

cc:	Mr. Garrett A. DeVries, Esq.
	Haynesboone
	Facsimile (214) 200 - 0428

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